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                                                                   Exhibit 10.28
                                  CONFIDENTIAL

***PORTIONS OF THE EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED. THE COMPLETE EXHIBIT, INCLUDING THE PORTIONS FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                     FUNDED RESEARCH COLLABORATION AGREEMENT

THIS AGREEMENT is made December 22, 1998, ("Effective Date") by and between ProdiGene, Inc., a Delaware company having a principal place of business at 1500 Research Parkway, Suite 220, College Station, Texas 77845 (hereinafter "ProdiGene") and Genencor International, Inc., a Delaware company having a principal place of business at 4 Cambridge Place, 1870 South Winton Road, Rochester, New York 14618 (hereinafter "GCI")(collectively the "Parties").

WHEREAS, the Parties have entered into a Confidentiality Agreement ("Confidentiality Agreement" incorporated herein and attached hereto as APPENDIX
A) dated March 25, 1997, including the addendum dated August 4, 1997, an Agreement for the Provision of Samples ("Samples Agreement" incorporated herein and attached hereto as APPENDIX B) dated April 30, 1997, and an Agreement Related to Plant Expression of Enzymes dated October 10, 1997, ("Enzymes Agreement");

WHEREAS, the Parties wish to expand the scope of their collaboration and have entered into negotiations related thereto;

WHEREAS, as a result of these discussions, the Parties desire to enter into a relationship as set forth herein to further the development of an expression system for the commercial exploitation of certain enzymes for industrial use;

NOW THEREFORE, the Parties agree as follows:

                                 I. DEFINITIONS

        1.1 "Elected Research Program" shall mean a field of research elected or specified hereunder by the Parties for the allocation of FTEs during the Term of this Agreement.

        1.2 "Target Compound" shall mean a compound designated in an Elected Research Program for transgenic expression in plants. Such Target Compounds may comprise proteins, including microbial, plant or animal enzymes, or other compounds determined as suitable for expression in plants.

        1.3 The "Exclusive Collaboration Field" shall mean ***, and technology related to their production, manufacture, purification, application and/or use.

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        1.4 "Affiliate" shall mean any corporation or business entity directly or indirectly owned or controlled by a Party by virtue of ownership of at least fifty percent (50%) of the stock and having the right to vote for directors thereof or otherwise control the management of the corporation or business entity.

        1.5 "Exclusivity Period" shall mean a three year period commencing at the Effective Date. In the event that GCI exercises its Exclusivity Option under this Agreement, the Exclusivity Period shall be a five year period commencing at the Effective Date.

        1.6 "FTE" shall mean a one-year allocation to an Elected Research Program of a scientist having a doctorate, masters or equivalent experience applicable to the expression of heterologous proteins in plants, or persons with technical expertise appropriate to conduct or participate in an Elected Research Program who are under the guidance of such scientist.

        1.7 "Project Form" shall mean (i) when executed by one Party, that Party's proposal to initiate an Elected Research Program, and (ii) when executed by both Parties, the Parties mutual agreement to engage in an Elected Research Program. A Project Form shall include identification of the Target Compounds, Elected Research Program Field, the duration of the Elected Research Program, resource and FTE allocation, timelines, milestones, success criteria and market opportunities. The Project Form shall be in the form provided in APPENDIX C.

        1.8 "Elected Research Program Field" shall mean the field of research proposed for an Elected Research Program to which research exclusivity of
Section 2.9 applies.

        1.9 "Steering Committee" shall mean a committee made up of two (2) representatives from each of ProdiGene and GCI who shall be designated by ProdiGene and GCI, respectively.

        1.10 "Background Technology" shall mean any technology, data, results, biological materials, processes, reports, or other information owned or controlled by either Party as of the Effective Date.

        1.11 "Background Patent Rights" shall mean any patent or patent application, both foreign and domestic, including any and all divisions, continuations, continuations-in-part, reissues, re-examination applications, extensions, supplementary protection certificates, certificates of addition, inventor's certificates, including international counterparts thereof owned and/or controlled as of the Effective Date by either Party.

        1.12 "Invention(s)" shall mean any technology, data, discoveries, results, biological materials, processes, reports, or other information conceived and/or reduced to practice which result from an Elected Research Program pursuant to this Agreement.

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        1.13 "Net Sales" shall mean the gross amount invoiced with respect to a product to a Party or Affiliate thereof, less:

               ***

                        II. ELECTION OF RESEARCH PROGRAMS

               2.1 Initiation and Administration of Elected Research Programs. The Steering Committee shall meet promptly after the execution of this Agreement and at least quarterly thereafter to discuss the initiation of Elected Research Program(s). The initiation of Elected Research Program(s) shall be pursuant to agreement of the Parties as memorialized in a Project Form according to the procedure provided below.

               (a) A Party may propose an Elected Research Program by completing, signing and forwarding to the other Party a Project Form which describes the proposed Elected Research Program.

               (b) The Party receiving a completed Project Form shall consider in good faith the proposed research as described in the Project Form and respond in writing to the proposing Party within 30 days of receipt of the executed Project Form in accordance with the following:

                      (i) If the receiving Party agrees to participate in the
               proposed Elected Research Program, it shall give notice by returning a duly executed copy of the Project Form to the proposing Party. The fully executed Project Form shall be sufficient memorialization of the mutual agreement of the Parties to perform the research described therein and shall be the basis for an Elected Research Program to which the terms of this Agreement apply; or

                      (ii) If the receiving Party does not agree to participate
               in the proposed Elected Research Program, it may decline to execute the Project Form or, alternatively, may notify the proposing Party that the receiving Party agrees to pursue the proposed Elected Research Program only under modified conditions.

               (c) Elected Research Program(s) which are initiated as provided in subsection (b) above shall commence immediately upon mutual execution of the applicable Project Form and shall be performed essentially as provided in the Project Form. The terms of this Agreement, including those provided in sections 2.4 through 2.9, shall govern all Elected Research Program(s), except as provided in Section 2.2 herein.

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        2.2 The Parties may mutually agree to the allocation of FTEs funded as provided herein to the research program described in the Enzymes Agreement. In such event, the terms of the Enzymes Agreement shall continue to control such research program despite funding under this Agreement. Notwithstanding the above, FTEs allocated hereunder to the Enzymes Agreement research program shall be funded at the rates provided in this Agreement.

        2.3 Elected Research Programs may pertain to the following subject matter:

               (a) Elected Research Program(s) Pursuant to Mutual Agreement. The Parties may agree to initiate an Elected Research Program(s) related to any plan of research within the Exclusive Collaboration Field, or such other research field as the Parties may mutually agree upon, provided that at least *** Elected Research Programs shall be initiated during the Term.

               (b) GCI Elected Research Programs. GCI may elect to initiate an Elected Research Program comprising a Target Compound from within the Elected Research Program Fields listed in Sections 2.3(b)(i) through 2.3(b)(v). For the avoidance of ambiguity, the programs provided in this subsection with respect to Target Compound(s) are not intended to be limiting in any way with respect to potential programs which may be elected under Section 2.3(a):

               ***

               (c) Exploratory Programs. The Parties may mutually agree to initiate a program intended to analyze, on an exploratory basis, the commercial and/or technical feasibility or desirability of plant expression of certain genes. Exploratory programs shall not exceed the transgenic expression and/or analysis of *** genes. Allocation to such programs shall not exceed *** of the total funding provided pursuant to
        Section 5.1(a) or 5.5.

        2.4 ProdiGene and GCI agree to submit quarterly reports to the Steering Committee detailing progress relating to their responsibilities pursuant to an Elected Research Program and any pertinent findings, results, conclusions or other information resulting from an Elected Research Program.

        2.5 With respect to the conduct of an Elected Research Program, the Steering Committee will make decisions including:

               (a) reviewing the general direction and course of the research;

               (b) determining appropriate allocation of funding to Elected Research Program(s) provided hereunder and communicating the agreement of the Parties related to such allocation;


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               (c) approving changes in the direction of the research;

               (d) reviewing and approving achievement of any milestones;

               (e) reviewing and advising with regard to patents and patent strategy;

               (f) making recommendations to respective management of the Parties or making decisions, if appropriate, on all decision points throughout the course of the research; and

               (g) review of the progress and/or desirability of Elected Research Programs.

        2.6 Termination of Elected Research Programs. Elected Research Programs may be terminated as follows:

               (a) Upon completion of the Elected Research Program as described in the Project Form;

               (b) Upon mutual agreement of the Parties that technology, market, regulatory or other considerations suggest that continued investment of time, resources or money related to an Elected Research Program to develop and commercialize a Target Compound may be unsuitable or undesirable. Pursuant to this sub-section, the Parties may elect to hold discussions toward a mutually acceptable resolution, including alternative target proteins, the transfer or modification between the Parties of rights to commercialize products, or termination of the Elected Research Program, as appropriate.

               (c) Upon sixty (60) days notification to ProdiGene, GCI may elect to cancel an Elected Research Program. In the event that GCI elects to cancel an Elected Research Program under this subsection, ProdiGene may continue such program, provided that such continuance is not inconsistent with the terms of this Agreement, including Article 3 hereof. GCI agrees to negotiate in good faith with ProdiGene for a license to intellectual property exclusively licensed to GCI under
        Section 2.3(c) in the event that such license is necessary for the continuance or commercialization of the results of such canceled program by ProdiGene.

        2.7 Intellectual Property Rights and Commercialization in Elected Research Programs. Intellectual property rights developed during or related to Elected Research Programs shall be treated as follows:

               (a) To the extent that either Party owns or controls Background Technology or Background Patent Rights, such Background Technology and Background Patent Rights shall remain the sole property of that Party to exploit in

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        any manner it chooses at its sole discretion, except to the extent provided for herein.

               (b) Each Party agrees to promptly, but no later than 30 days after the submission of an invention disclosure to a Party's legal department or counsel, advise the other Party in writing of any Invention(s) made pursuant to this Agreement.

               (c) Invention(s) made as a result of an Elected Research Program and any patents, copyrights or other intellectual property based on such Invention(s) shall be owned jointly by the Parties. Subject to Section 2.7(d) hereof, rights to commercialize such Invention(s) shall be as follows:

                      (i) To the extent that Invention(s) are specific to
               genetically modified plants and related genetic materials (e.g., genes, plasmids, expression vectors, and processes for producing transgenic plants capable of expressing a desired protein), GCI grants to ProdiGene an exclusive license to make, use, sell, offer to sell, have made, import and export, with the right to sublicense, products and processes specific to genetically modified plants and related genetic biomaterials embodying such Invention(s), subject to the payment of a royalty or other mutually agreed upon compensation to GCI and to the rights of GCI pursuant to part (ii) hereof. Notwithstanding the above, GCI shall retain the right to use Inventions under this subsection for internal research purposes only.

                      (ii) To the extent that Invention(s) relate to the
               Exclusive Collaboration Field, ProdiGene hereby grants to GCI an exclusive license to make, use, sell, offer to sell, have made, import and export, with the right to sublicense, products or processes embodying such Invention(s), subject to the payment of a royalty or other mutually agreed upon compensation to ProdiGene, which royalty or other compensation will be the greater of *** of Net Sales of a product embodying such Invention(s) or *** of the gross margin received by GCI *** calculated in accordance with U.S. Generally Accepted Accounting Principles. Notwithstanding the above, ProdiGene shall retain the right to use Inventions under this subsection for internal research purposes only.

                      (iii) To the extent that Invention(s) are not encompassed
               within subsections (i) or (ii) of this Section, the Parties shall each have the right to make, use, sell, offer to sell, have made, import and export, with the right to sublicense, such Invention(s), subject to further agreement between the Parties.

                      (iv) In the event that ProdiGene is subject to a sale of
               substantially all of its business assets or equity to a third party, GCI shall be granted a non-exclusive, royalty bearing license to make, use, sell, offer to sell, have


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               made, import and export, with the right to sublicense, products or processes embodying such Invention(s) for any Inventions described in subsection 2.7(c)(i).

               (d) Royalty or compensation due to a Party pursuant to Section 2.7(c) shall be the subject of a written agreement between the Parties and shall take into consideration the existence of, or filing of applications for, intellectual property, the nature of the Invention(s) and its relative contribution to the product sold. In addition, or alternatively, to the royalty or compensation provided for in Section 2.7(c), the Parties may elect to enter into a separate supply agreement pursuant to which ProdiGene supplies raw materials and/or other goods useful for the production of protein products to GCI for processing and eventual sale. Any controversy arising between the Parties which is related to royalty or other compensation to which a Party may be entitled under Sections 2.7(c) may, upon request of a Party (the Requesting Party), be subject to arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association with the following modifications:

                        (i) Arbitration will be before a panel of three neutral, independent, disinterested, unbiased arbitrators, bound by the Rules of Ethics of the ABA and AAA for neutral arbitrators and none shall have ex Parte communications with either of the Parties. The arbitration panel will be composed of one member selected by each Party and a neutral third arbitrator selected by those members, provided that each of the arbitrators will be subject to the consent of both Parties and must possess significant experience in licensing matters related to biotechnology, and in particular to technology related to transgenic plants and their use to produce heterologous proteins;

                        (ii) Because prompt disposal of the dispute is important to both Parties, judgment shall be provided within *** of the request for arbitration. The judgment shall be supported by findings of fact and conclusions of law. Judgment by the arbitration panel may be entered in any court having competent jurisdiction thereof. In the event that judgment is not entered by the arbitration panel within *** of the request, no obligation shall remain to continue the arbitration; and

                        (iii) If judgment rendered by the arbitration panel is equivalent to a standing offer previously rejected by the Requesting Party, the Requesting Party shall pay all expenses incurred by the other Party during the arbitration.

               (e) Preparation, filing, prosecution, maintenance and taking such other actions as are reasonably necessary or appropriate with respect to the development of intellectual property protection arising from an Elected Research Program as well as the costs thereof shall be undertaken by the Party having the right to commercialize the Invention(s) pertaining to such filed patents pursuant to Section 2.7(c). The Parties shall cooperate in the preparation and filing of any patent application relating to the Invention(s) including having any of their employees who are named as inventors review and comment on such patent applications and the prosecution related thereto, as well as having such employees execute necessary documents for the filing of such patent applications worldwide.

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        Each Party shall endeavor in good faith to coordinate its efforts with those of the other Party to minimize or avoid interference with the prosecution of the other Party's patent applications. Each Party shall provide the other with a copy of any patent application which relates to the Research, at least 20 days prior to filing the first of such applications in any jurisdiction, for review and comment by the other Party. In the event that Invention(s) are made as contemplated in
        Section 2.7(c)(iii) for which it is appropriate to file a patent application(s), the Parties, through the Steering Committee, will agree which Party is most appropriate to prepare, file and prosecute that patent application(s) based on the nature of the Invention(s) and the relative expertise of the Parties.

               (f) Either Party may discontinue its obligation to prepare, file, prosecute and maintain (including the costs related thereto) a particular patent or patent application filed by it pursuant to this Agreement by providing the other with thirty (30) days advance written notice (the "Discontinuance Election") of any decision to cease preparation, filing, prosecution and maintenance of that patent or patent application (a "Discontinued Patent"). In such case, the other Party may, at its sole discretion, continue preparation, filing and prosecution or maintenance of the Discontinued Patent at its sole expense. In such case, the acquiring Party shall own exclusively any such patent or patent application and patents maturing therefrom and the commercialization rights provided in Section 2.7(c); and the other shall execute such documents and perform such acts as may be reasonably necessary for the other Party to file or to continue prosecution or maintenance, including assigning ownership of such patent or patent application and maintaining such patents until such assignment of ownership is completed. The Discontinuance Election may be on a country-by-country basis or for a patent application or patent series in total.

               (g) ProdiGene represents and warrants to the best of its knowledge with respect to its Background Patent Rights that ProdiGene has title or right to the Background Patent Rights, and the grant of any license to GCI contemplated in this Agreement under such rights does not require the consent of a third party and is not encumbered by any agreement, assignment or other encumbrance that is inconsistent with the provisions of this Agreement and does not create any obligation on the part of GCI to any third party. Further, ProdiGene represents and warrants to the best of its knowledge with respect to the Background Technology, that it has ownership or license under such technology owned or controlled by ProdiGene and such ownership or licensure is not encumbered by any agreement, assignment or other encumbrance that prohibits ProdiGene from fulfilling its obligations under this Agreement or creates any obligation on the part of GCI to any third party. ProdiGene makes no representation or warranty regarding the freedom to operate, including with respect to any results of any Elected Research Program, under third party issued patents not encompassed within the Background Patent Rights and/or the Background Technology.

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        2.8 Confidentiality, Treatment of Samples and Publications.
Confidentiality, samples and publications pursuant to this Agreement or any Elected Research Program shall be treated as follows:

               (a) The Parties agree that confidential information owned or developed by either Party and disclosed pursuant to this Agreement shall be considered within the terms of the Confidentiality Agreement; provided that the period of permissible disclosure thereunder shall be the term of this Agreement and the period of confidentiality provided in said Confidentiality Agreement will extend for five (5) years from the expiration of this Agreement.

               (b) The Parties agree that the terms of the Samples Agreement, except as specifically modified herein, will control with respect to any samples or materials provided from GCI to ProdiGene under this Agreement; provided that the Parties' obligations thereunder will extend for five (5) years from the expiration of this Agreement.

               (c) In the event that the terms of either of said Confidentiality Agreement or said Samples Agreement are inconsistent with the terms provided expressly herein, the terms of this Agreement shall control.

               (d) Neither Party will publish any material arising from any Elected Research Program without prior written approval of the other Party. Such approval shall not be unreasonably withheld but may be subject to a delay of up to (3) months total for assessment of the proposed publication and to enable preparation and filing of appropriate patent application(s). Both Parties will procure that any person involved or interested in an Elected Research Program will not publish or communicate material arising therefrom without first complying with the provisions of this Section.

        2.9 Research Exclusivity. ProdiGene agrees that it will not perform research and/or development or enter into any commercial agreement in or related to an Elected Research Program with any third party during the term of such Elected Research Program, after which ProdiGene, subject to its obligations of confidentiality, exclusivity and to proprietary rights granted to GCI hereunder, may continue such research without regard to GCI.

                        III. EXCLUSIVITY OF COLLABORATION

        3.1 In consideration of payment pursuant to Section 5.4, ProdiGene agrees that it will not perform research and/or development or enter into any commercial agreement in the Exclusive Collaboration Field with any third party during the Exclusivity Period. ProdiGene further agrees that it will not engage in discussions with any third party regarding the Exclusive Collaboration Field during the Exclusivity Period.

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        3.2 ProdiGene hereby grants to GCI an option to extend the Exclusivity
Period for an additional two years (Exclusivity Option). GCI shall exercise the Exclusivity Option, at its sole discretion, by notifying ProdiGene in writing prior to the expiration of the Exclusivity Period of its intent to exercise the Exclusivity Option. Upon exercise of the Exclusivity Option and in consideration of the extended Exclusivity Period conferred thereby, GCI shall pay to ProdiGene the amount provided in Section 5.5.

        3.3 The exclusivity provided in this Article applies to any collaboration between ProdiGene and any third party, but shall not apply to ***

                          IV. PRECEDENCE OF AGREEMENTS

        In the event of any conflict between the terms of the Enzymes Agreement or any other agreement between the Parties and this Agreement, this Agreement shall be controlling.

                                  V. PAYMENTS

        5.1 Payments for Elected Research Program(s):

               (a) GCI shall pay to ProdiGene $2,500,000 USD during the three year period immediately following the Effective Date as funding for Elected Research Programs. Funding provided in this Section shall be pursuant to the agreement of the Parties, and shall include payment for FTEs required to adequately staff Elected Research Program(s) and technical milestones, if any, which are appropriate to Elected Research Program(s). The funding provided in this Section shall constitute a total of at least *** FTEs and no more than *** FTEs over the Term.

               (b) Allocation of FTEs shall be not less than *** per annum and not more than *** per annum during the Term. The funding rate for FTEs allocated during the Term shall be as follows:

                      (i) FTEs allocated during 1999 shall be at a rate of ***
               per FTE;

                      (ii) FTEs allocated during 2000 shall be at a rate of ***
               per FTE;

                      (iii) FTEs allocated during 2001 or thereafter shall be at a rate of *** per FTE.

               (c) Payment under Section 5.1(a) shall comprise two payments per year, the first payment being on the Effective Date or annual anniversary thereof (First Payment Date) and the second payment being six months after the Effective Date or annual anniversary thereof (Second


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        Payment Date) during the Term. The amount of each payment shall be as follows:

                      (i) Within 30 days of the First Payment Date, GCI shall
               pay to ProdiGene the prorated amount of the projected FTE allocation for the six month period immediately following the First Payment Date.

                      (ii) Within 30 days of the Second Payment Date, GCI shall
               pay to ProdiGene the prorated amount of the projected FTE allocation for the six month period immediately following the Second Payment Date, adjusted for the actual allocation of FTEs made in the previous six month period.

               (d) Agreed upon payments for technical milestones met during the Term with respect to Elected Research Program(s) shall be paid within 30 days of confirmation that such technical milestone has been met.

        5.2 At quarterly intervals, ProdiGene will provide to GCI a statement detailing the resource and time expenditures which correspond to the payments made to ProdiGene by GCI under Section 5.1 or 5.5.

        5.3 Any work performed by GCI shall be at GCI's sole expense.

        5.4 In consideration of the Exclusivity Period as provided in Section 3.1, GCI shall pay to ProdiGene *** within 30 days of the execution of this Agreement.

        5.5 In the event that GCI exercises its Exclusivity Period Option under
Section 3.2, GCI shall pay to ProdiGene a total of $2,000,000 USD during the extended Exclusivity Period as funding for Elected Research Program(s) during the extended Exclusivity Period. Funding provided in this Section shall be pursuant to the agreement of the Parties, and shall include payment for FTEs required to adequately staff Elected Research Program(s) and technical milestones, if any, which are appropriate to Elected Research Program(s). The funding provided in this Section 5.1(a) shall constitute a total of at least *** FTEs during the extended Exclusivity Period. Payment to ProdiGene pursuant to this Section 5.5 shall be in accordance with Section 5.1(c).

                            VI. TERM AND TERMINATION

        6.1 The Term of this Agreement shall be for three (3) years from the Effective Date, such term to be automatically renewable for a period of two (2) years upon exercise of the Exclusivity Option provided in Section 3.2.

        6.2 The Term of any Elected Research Program shall be the Term of this Agreement or the period of time for which FTEs are allocated, whichever is greater.


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Accordingly, the Parties may agree in writing that the term of an Elected
Research Program shall extend beyond the term of this Agreement.

        6.3 Termination of the Agreement may occur upon the following:

               (a) Upon a material breach of the Agreement by the other Party. In the event that a Party wishes to terminate this Agreement due to a material breach, the terminating Party shall serve a written notice on the other Party thereby allowing the other Party sixty (60) days to remedy such breach. In the event that such breach has not been remedied within the prescribed sixty (60) days, the Agreement shall terminate automatically;

               (b) In the event that either Party becomes subject to Bankruptcy, insolvency, liquidation or similar proceedings, the other Party shall be entitled to terminate this Agreement forthwith;

               (c) Upon one-hundred eighty (180) days notice by GCI to ProdiGene; or

               (d) Upon failure of the Parties to reach and successfully consummate the sale of an equity interest in ProdiGene to GCI within one-hundred eighty (180) days of the Effective Date, GCI shall have the right, but not the obligation, to terminate immediately, provided that GCI must provide notice to ProdiGene of such termination within two hundred and ten (210) days of the Effective Date. In the event that GCI terminates under this subsection 6.3(d) and the failure of the Parties to reach and successfully consummate the sale of an equity interest is due to: (i) a failure of ProdiGene to obtain the necessary consents of its shareholders and/or Board of Directors to effectuate such sale to GCI or (ii) the terms of such issuance not being substantially similar to the Class B Convertible Preferred Shares rights, privileges and preferences as provided in ProdiGene's Certificate of Incorporation as filed with the Delaware Secretary of State and authenticated on August 28, 1998, ProdiGene shall refund, in its entirety, any payments made under Section 5.4 hereof.

        6.4 Expiration of Term or termination of this Agreement pursuant to this Article shall not effect the vested rights of either Party under Articles 2, 4 and 7.

                               VII. MISCELLANEOUS

        7.1 Hold Harmless. With respect to GCI's rights under Section 2.7(c), ProdiGene shall hold GCI harmless for any activities thereunder which would otherwise infringe ProdiGene's Background Technology or Background Patent Rights.

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        7.2 Indemnification. Except as specifically provided herein, GCI agrees to indemnify and to hold ProdiGene, its officers, directors, and employees harmless from liabilities assessed to GCI or its affiliates which arise solely as a result of GCI's conduct under this Agreement or GCI's use of the results of this Agreement, except for liabilities caused by the negligence of ProdiGene. Furthermore, ProdiGene agrees to indemnify and to hold GCI, its officers, directors, and employees harmless from liabilities of any kind assessed to ProdiGene or its affiliates which arise solely as a result of ProdiGene's conduct under this Agreement or ProdiGene's use of the results of this Agreement, except for liabilities caused by the negligence of GCI. Indemnification hereunder is limited to research activities conducted under this Agreement.

        7.3 Force Majeure. Each of the Parties hereto shall be excused from performance of its obligations and shall not be liable for damages to the other to the extent that such performance is prevented by circumstances beyond its effective control. Such excuse from performance shall continue so long as the condition responsible for such excuse continues and for a thirty (30) day period thereafter.

        For purposes of this Agreement, circumstances beyond the effective control of a Party which excuse that Party from performance shall include but shall not be limited to, act of God, regulations or laws of any government, injunction or judgment of any court, war, civil commotion, destruction of facility or materials by fire, earthquake, storm or other casualty, labor disturbance, epidemic and failure of public utilities or common carrier.

        7.4 Relationship. ProdiGene and GCI are independent contractors. Nothing in this Agreement or the course of dealing of the Parties shall be construed to constitute the Parties hereto as partners, joint ventures or as agents or distributors for one another, or as authorizing any Party to obligate the other in any manner.

        7.5 Non-Assignment. This Agreement shall not be assignable by any Party without the other Parties' prior written consent. In the event that such consent is given, this Agreement and the covenants herein contained shall be binding and inure to the benefit of ProdiGene and GCI and their heirs, assigns, successors and legal representatives. In the event that either Party hereto undergoes a divestiture or sale of assets or equity to a third party, the acquiring party takes such assets or equity subject to the rights and obligations provided in this Agreement and shall agree in writing to the terms hereof.

        7.6 Entire Agreement/Amendment. This Agreement and the attachments hereto constitute and contain the entire agreement of the Parties respecting the subject matter hereof. This Agreement may only be amended by mutual written agreement of the Parties.

        7.7 Warranty of Right and Authority. Each of the Parties represents and warrants to the other that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment which would inhibit its ability to perform the terms and conditions imposed on it by this Agreement. Nothing contained herein shall be interpreted as a warranty, express or implied as to the patentability, enforceability or validity of any patent application or patent owned or controlled by either Party.

        7.8 Further Acts and Instruments. Each Party agrees to execute, acknowledge and deliver such further instruments and do all such other acts as may be necessary or appropriate to effect the purpose and intent of this Agreement.

        7.9 Severability. In the event any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or either of the Parties hereto to be invalid, illegal or unenforceable, such provision shall be reformed within the jurisdiction of such court or authority to as nearly approximate the intent of the parties as possible, and if the provision is unreformable the Parties shall meet to discuss what steps should be taken to remedy the situation; otherwise and elsewhere this Agreement shall not be affected.

        7.10 Captions. The captions to this Agreement are for convenience only and are to be of no force or effect in construing or interpreting the provisions of this Agreement.

        7.11 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        7.12 Limitation of Liability. No Party shall be liable to another for indirect, incidental, consequential or special damages, including but not limited to lost profits, arising from or relating to any breach of this Agreement, regardless of any notice of the possibility of such damages. In no event shall either Party be liable for damages relating to lost profits or reasonable royalties or special damages due and payable to a third party on the basis of the other's sale of a product developed hereunder.

        7.13 Publicity. Either Party's use of the other Party's name or disclosure of the existence or nature of this Agreement or the relationship created thereby to any third party shall be only with the prior written consent of the other Party, which consent will not be unreasonably withheld.

        7.14 Interpretation. This Agreement has been jointly prepared by the Parties and their respective legal counsel and shall not be strictly construed against either Party.

        7.15 Notices. Representatives for the receipt of payments, notices, records, reports and other information pursuant to this agreement shall be as follows:

        For GCI:

        Attn: Legal Department
        Genencor International, Inc.
        1870 S. Winton Rd.
        4 Cambridge Place
        Rochester, NY  14618

        For ProdiGene:

        Attn:
        ProdiGene, Inc.
        1500 Research Parkway
        Suite 220
        College Station TX  77845

        7.16 Controlling Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, excluding any choice of law rules which may direct the application of the law of any other jurisdiction. Questions effecting the construction and effect of any patent rights arising hereunder shall be determined by the laws of the country in which such patent rights have been applied for and/or granted.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.


GENENCOR INTERNATIONAL, INC.               PRODIGENE

By:     /s/ STUART L. MELTON               By:    /s/ JOHN A. HOWARD
   --------------------------------           -----------------------------

Name:    Stuart L. Melton                  Name:    John A. Howard
     ------------------------------             ---------------------------

Title:    Senior Vice President            Title:     President and CEO
      -----------------------------              --------------------------

                                                                      APPENDIX A

                            CONFIDENTIALITY AGREEMENT

THIS AGREEMENT, effective this 25th day of March, 1997 ("Effective Date"), by and between ProdiGene, Inc., and Genencor International, Inc.

WHEREAS, the Parties to this Agreement desire that certain confidential information and associated documents be disclosed to each other in connection with discussions regarding a business proposal to start a company which will produce protein products in plants, and the Parties wish to ensure that the information which may be disclosed is treated in the strictest confidence.

THE PARTIES AGREE AS FOLLOWS

1. "Confidential information" shall include, but not be limited to, all knowledge, know-how, practices, processes, data and related information received from the other party, whether such information is supplied to the other party in oral, written, graphic, photographic or other tangible form.

2. The receiving party shall not provide the confidential information, or any part thereof, received from the disclosing party to any third party, even if such third party is under obligations of confidentiality.

3. The receiving party shall not use the confidential information, or any part thereof, received from the disclosing party for any purpose except as contemplated herein; provided, however, that to be subject to the confidentiality and non-use provisions of this agreement, information disclosed other than in written or tangible form must be summarized with particularity in writing by the disclosing party and furnished to the other party within thirty days of first disclosure hereunder.

4. Confidential information supplied shall not be reproduced in any form except as required to accomplish the intent of this agreement.

5. Unless otherwise specified in writing, all documents and materials containing or embodying confidential information shall remain the property of the disclosing party. Upon request of the disclosing party, the receiving party agrees to return or destroy all documents and materials containing or embodying any confidential information of the disclosing party, as well as copies thereof, except for one copy, which disclosing party may keep in its legal department solely to monitor its obligations hereunder.

6. The foregoing provisions of confidentiality shall not apply to confidential information which:

        a) is now, or which hereafter, through no act or failure to act on the part of the receiving Party, becomes generally known or available to the public without breach of this Agreement;

        b) is known to the receiving Party at the time of disclosure of such Confidential Information, as evidenced by the written record of the receiving Party;

        c) is independently developed by the receiving Party, provided that the person or persons developing same have not received, either directly or indirectly, the Confidential Information received and provided such independent development is documented;

        d)     is disclosed with the written approval of the disclosing Party;

        e) is required to be disclosed by law; provided that the party subject to such requirement shall immediately inform the other party and cooperate with the other party, at the other party's expense, in interposing an objection so such requirement;

        f) is rightfully received by the Receiving Party from a third party without a duty of confidentiality; or

        g) is disclosed by the Disclosing Party to a third party without a duty of confidentiality on the third party.

7. Notwithstanding any termination of this Agreement the provisions of confidentiality shall apply for a period of five (5) years from the Effective Date.

8. This Agreement shall in no way be construed as the granting of a license to the receiving Party, either directly or indirectly, under any Intellectual Property and/or Technical Materials owned or controlled by the disclosing Party. For the purposes of this Agreement, Intellectual Property shall be defined as patents, patent applications, Plant Variety Protection Certificates and/or copyrights and any inventions, improvements and/or discoveries whether or not patentable, including all know-how, show-how, trade secrets, research plans and priorities, market interests and product ideas. Technical Material shall be defined as computer software, computer simulations, computer models and related reports, arrays, germplasm, cultures, cell lines, plants, plant parts, seeds, pollen, proteins, peptides, and metabolites, DNA and RNA sequences, genes, probes and plasmids. Furthermore, nothing in this Agreement shall be interpreted so as to oblige either Party to enter into a further agreement. Neither party has any obligation under this Agreement to purchase any service or item from the other party, or to deal exclusively with the other party in any field.

9. This Agreement is not assignable without the consent in writing of both Parties.

10. The parties do not intend to create any agency or partnership between them by this Agreement.

11. A receiving party shall adhere to the U.S. Export Administration Laws and Regulations and shall not export or re-import any technical data or products received from the disclosing Party or the direct products of such technical data to any prescribed country listed in the U.S. Export Administration Regulations unless properly authorized by the U.S. Government.

12. The Parties agree to inform all personnel receiving the Confidential Information of the terms of this Agreement.

13. This Agreement is made under and shall be construed according to the laws of the State of New York.

PRODIGENE, INC.                          GENENCOR INTERNATIONAL, INC.


By:  /s/ ROBERT C. DOSE                  By:  /s/  WAYNE PITCHER
    ------------------------                ---------------------------
    Robert C. Dose
    Executive Vice President
                                             Wayne Pitcher
                                             -----------------------------------
                                             Printed Name

                                             Sr. Vice President, Research &
                                             Development Title

Date:  3/25/97                           Date:  May 1, 1997

                     AMENDMENT TO CONFIDENTIALITY AGREEMENT

            THIS AGREEMENT, made by and between ProdiGene, Inc., and Genencor International, Inc. (the "Parties").


WHEREAS, the Parties have entered into a Confidentiality Agreement dated March 25, 1997 (the "Confidentiality Agreement") covering information and associated documents which are disclosed in connections with discussions regarding a business proposal to start a company which will produce protein products in plants;

WHEREAS, as a part of those discussions, Genencor desires to review and analyze certain information of ProdiGene comprising unpublished Patent Applications and privileged Attorney Opinions;

NOW THEREFORE, the Parties agree to amend the Confidentiality Agreement as follows:

1. Confidentiality with respect to the Patent Applications will extend for ten years from the Effective Date.

2. Attorney Opinions will be maintained solely within the Legal Department of Genencor.

3. Except as specifically indicated herein, the Confidentiality Agreement remains unmodified in all other respects.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their authorized representative and effective as of the date of signature.


GENENCOR INTERNATIONAL, INC.                  PRODIGENE, INC.

Address:                                      Address:

4 Cambridge Place                             1500 Research Parkway, Suite 220
1870 South Winton Road                        College Station, Texas  77845
Rochester, NY  14618

By:  /s/ WAYNE H. PITCHER                     By:  /s/ JOHN A. HOWARD
     --------------------------------             ------------------------------
     Wayne H. Pitcher                             John H. Howard

Title:  Sr. Vice President, Technology        Title: President
        ------------------------------               ---------------------------

Date:  7/28/97                                Date:  8/4/97
       -------------------------------               ---------------------------

                                                                      APPENDIX B

                       AGREEMENT FOR PROVISION OF SAMPLES

            This Agreement, entered into this 30th day of April, 1997, ("Effective Date"), by and between GENENCOR INTERNATIONAL INC., a corporation of the State of Delaware, having a principal place of business at 4 Cambridge Place, 1870 South Winton Rd., Rochester, New York 16418 ("GENENCOR"); and PRODIGENE, a corporation having a place of business at 1500 Research Parkway, Suite 220, College Station, Texas 77845 ("PRODIGENE")(collectively the "Parties").

                                   WITNESSETH:

            WHEREAS, GENENCOR has developed certain technology related to identification, expression, secretion, purification and of enzymes and proteins derived from plant, animal and microbial sources, including DNA which encodes such enzymes and proteins and PRODIGENE has developed certain technology related to the expression of certain DNA encoding proteins in plants;

            WHEREAS, the Parties are desirous of working together for the purpose of determining the usefulness of PRODIGENE's plant expression technology to express GENENCOR's DNA and wish to effect transfer of GENENCOR's DNA (the "SAMPLES") to PRODIGENE to facilitate initial experimentation and analysis related thereto (the "EVALUATION");

            WHEREAS, after initial analysis of the SAMPLES for suitability in PRODIGENE's plant expression systems, the Parties are hopeful of discussing the suitability of a longer term relationship, and the possibility of a business relationship between the Parties directed to commercial scale expression of GENENCOR's DNA to produce proteins in plants;

            NOW, THEREFORE, the parties agree as follows:

1. GENENCOR shall provide the SAMPLES to PRODIGENE for the purposes of the EVALUATION on a non-exclusive basis. Any material, including any cell, vehicles, constructs, vectors, plasmids, protein or other medium incorporating the SAMPLES or a component thereof, as well as any material that could not have been made but for the SAMPLES, are expressly understood to be part of the SAMPLES, together with all documentation and descriptions of the SAMPLES.

2.      a.     PRODIGENE agrees not to supply the SAMPLES to other laboratories, either within or outside of PRODIGENE, nor to any other individual or organization other than employees of PRODIGENE, and not to use the SAMPLES directly or indirectly, for any commercial purpose, including the filing of a patent application, without GENENCOR's prior written approval. Any employees of PRODIGENE having access to SAMPLES will be previously notified of and agree to be bound by the terms of this Agreement. No employee or third party will be allowed access to the

               SAMPLES unless such employee or third party is bound by an employment, confidentiality or other agreement requiring assignment of all invention, patents, and copyrights to PRODIGENE.

        b. PRODIGENE will not use, directly or indirectly, the SAMPLES in any research programs without GENENCOR's prior written approval if the terms of such program entitles any third party to any right, option or interest in such research program or its results, including the right to review and/or publish such results.

3.      a.     PRODIGENE's EVALUATION of the SAMPLES will be only for research purposes and particularly only for the following research purposes: TESTING OF THE SUITABILITY OF GENENCOR'S DNA IN
               PRODIGENE'S PLANT EXPRESSION SYSTEMS.

        b. Upon GENENCOR's request, PRODIGENE will provide a list of all individuals allowed access to the SAMPLES.

        c. PRODIGENE acknowledges that the SAMPLES are the confidential and proprietary property of GENENCOR and agrees to take all care necessary to prevent any disclosure, unauthorized use or transfer of the SAMPLES, or any information relating to such, to any party who is not bound by this Agreement.

4. PRODIGENE will not analyze, attempt to analyze, or have analyzed the composition or formulation of the SAMPLES to identify or reverse engineer the composition of the SAMPLES or production systems thereof, except as necessary under this Agreement.

5. PRODIGENE will not publish or publicly disclose results of experiments using the SAMPLES without the prior written consent of GENENCOR. If the research utilizing the SAMPLES results in a useful discovery, whether patentable or not, made as a result of PRODIGENE's research using the SAMPLES, PRODIGENE will promptly notify GENENCOR in writing.

6. It is specifically contemplated that confidential information of both Parties may be disclosed pursuant to this Agreement, including data and information relating to the SAMPLES, the EVALUATION and/or technical or commercial information related thereto (the INFORMATION). Such confidential information shall be treated as Confidential Information as per the Confidentiality Agreement between the Parties having an Effective Date of March 25, 1997.

7. At the conclusion of the EVALUATION, the Parties shall discuss the possibility of a definitive agreement involving using PRODIGENE's plant expression technology to produce enzyme and protein products for GENENCOR on a commercial scale. Such discussions may include the creation of a research and development agreement for applying PRODIGENE's plant expression technology to GENENCOR's business and may include provisions for GENENCOR receiving exclusive rights to PRODIGENE's technology, the selection of specific products to be developed by the Parties, seed production and supply, extraction/purification and packaging, specific intellectual property provisions related to the research to be undertaken, and royalties or other mutually agreed upon consideration between the Parties.

8. In consideration for GENENCOR's supply of SAMPLES hereunder, PRODIGENE grants GENENCOR a non-exclusive, royalty-free license for internal research purposes to each useful discovery, whether patentable or not, made as a result of PRODIGENE's research using the SAMPLES. Furthermore, PRODIGENE hereby grants GENENCOR a first right of refusal to obtain an exclusive, worldwide, royalty-bearing license under any discovery and any patents based on inventions using the SAMPLES, the royalty rate to be a reasonable royalty determined based on the nature of the discovery, taking into consideration its relative contribution to the overall products(s) to be commercialized under such license. The royalty, along with such other standard terms and conditions as may be reasonable under the circumstances, shall be negotiated in good faith by the parties and documented in a written agreement. PRODIGENE's obligations under this provision are limited by the legal ability of PRODIGENE to grant licenses to such inventions as of the Effective Date hereof.

9. The SAMPLES are experimental in nature and are not for human use. PRODIGENE agrees to handle the SAMPLES with appropriate safety precautions. GENENCOR will supply any available Material Safety Data Sheet (MSDS) for the SAMPLES and PRODIGENE will follow all handling precautions shown there. GENENCOR hereby disclaims all express and implied warranties of any kind with respect to the SAMPLES. PRODIGENE agrees to hold GENENCOR harmless from any and all liability and/or damages (including costs of defense) resulting from your use of the SAMPLES, including any use in violation of this Agreement.

10. Nothing contained in this Agreement shall be construed as granting a license or other right to PRODIGENE under any proprietary rights of GENENCOR or of granting a license or other right to GENENCOR under any proprietary rights of PRODIGENE.

11. The EVALUATION of the SAMPLES under this Agreement shall be for a period of eighteen (18) months from the Effective Date. At the conclusion of the EVALUATION, PRODIGENE will, upon written request of GENENCOR, either return or destroy any unused SAMPLES, at GENENCOR's option.

12. The parties' obligations under this Agreement shall extend for five (5) years from the Effective Date hereof.

13. All additions or modifications of this Agreement must be made in writing and must be signed by both Parties. This Agreement is made under and shall be construed according to the laws of the State of New York.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representative and effective as of the Effective Date.

GENENCOR INTERNATIONAL, INC.                  PRODIGENE

Address:                                      Address:

4 Cambridge Place                             1500 Research Parkway, Suite 220
1870 South Winton Road                        College Station, Texas  77845
Rochester, NY  14618


By:  /s/ WAYNE PITCHER                        By:  /s/ ROBERT C. DOSE
     ------------------------------------          -----------------------------
                                                   Robert C. Dose

Sr. Vice President, Research &
Development Title                             Executive Vice President Title
-----------------------------------------     ----------------------------------

Date:  May 1, 1997                            Date:  May 7, 1997
       ----------------------------------            ---------------------------

                                                                      APPENDIX C

                                  PROJECT FORM

            This Project Form is submitted under the Parties' Funded Research Collaboration Agreement (the "Agreement") as a proposal for an Elected Research Program. Capitalized terms in this form have the same meaning as in the Agreement. Upon execution of this form by both Parties, this Project Form shall establish an Elected Research Program.

I.      Target Compound:

II. Technical Description of the Proposed Elected Research Program Including Technical Milestones


III.    Elected Research Program Field:

IV.     Projected FTE Allocation:           Total FTEs
        -------------------------   --------
                                            FTEs in Year 1
                                    --------
                                            FTEs in Year 2
                                    --------
                                            FTEs in Year 3
                                    --------

V.      Projected Completion Date: ___/___/___

VI. Market Justification include consideration of market size, market penetration, competitive alternatives, etc. . .)

VII.    Technical Milestone Payments